Exhibit 99.1

EARL SCHEIB, INC.

News Release

(for immediate release)

Company Contact:	Charles E. Barrantes

Chief Financial Officer

(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES CONTINUED IMPROVEMENTS IN
SECOND QUARTER FISCAL 2004 RESULTS

Sherman Oaks, CA, December 11, 2003 — Earl Scheib, Inc. (AMEX:ESH) reported its results for the second quarter and six months ended October 31, 2003 of the fiscal year ending April 30, 2004.

Net sales for the second quarter of fiscal 2004 were $12,860,000, a slight increase from the second quarter of fiscal 2003 net sales of $12,755,000 despite the Company operating 11 fewer retail paint and body shops at October 31, 2003 (pursuant primarily to the planned restructuring of the retail paint and body business) as compared to October 31, 2002. The increase in net sales resulted primarily from a 6.8% increase in same-shop (shops still open one year or more) retail paint sales during the second quarter of fiscal 2004 versus the second quarter of fiscal 2003.  For the six months ended October 31, 2003, net sales were $26,114,000, as compared to $25,825,000 for the six months ended October 31, 2002, an increase of 1.1%.  During the first six months of the current fiscal year, same-shop retail paint sales increased by 5.8% and the combined sales in the fleet and truck center and commercial coatings operations increased by $109,000 from the comparable period in the prior fiscal year.

The operating losses for the second quarter of fiscal 2004 and fiscal 2003 were $282,000 and $386,000, respectively, an improvement of 27% in fiscal 2004.  The improved operating results in the second quarter of the current fiscal year were primarily attributable to the increased net sales and to an overall reduction in operating expenses; however, continuing increased insurance costs (primarily workers compensation and group medical) of $205,000 from the second quarter of fiscal 2003, and exit and disposal costs totaling $171,000 (related primarily to the closing of six shops during the second quarter of fiscal 2004) substantially offset this improvement.  The operating loss for the six months ended October 31, 2003 of $8,000 represented an improvement of $624,000 from the prior fiscal year operating loss of $632,000.  This improvement was in spite of insurance costs during the first six months of the current fiscal year being $483,000 higher than the comparable period of the prior fiscal year.

During the first six months of fiscal 2003, the Company sold three parcels of real estate for a pretax gain of $1,501,000.  There were no sales of real estate in fiscal 2004.

The net loss for the second quarter of fiscal 2004 was $424,000, or $0.10 per diluted share, compared to net income of $764,000 (due primarily to the benefit of the pretax gain of $1,501,000 on sales of real estate), or $0.17 per diluted share, for the second quarter of fiscal 2003.  For the six months ended October 31, 2003 and 2002, the net loss was $306,000 and net income was $395,000, or $0.07 and $0.09 per diluted share, respectively.

Chris Bement, Chief Executive Officer and President, stated that, “The positive business trends that transpired in the first quarter of our fiscal year continued into the second quarter.  Same-shop retail paint sales and, for the second quarter in a row, total net sales increased from the comparable quarter in the prior year despite operating fewer shops in the current year. In addition, overall operating expenses, even in light of significantly increasing insurance costs, were reduced and the financial liquidity of the Company has improved from last year.  We also once again showed a small profit in our commercial coatings business, but are not yet profitable in our fleet and truck center.  However, two entities, The Los Angeles County Department of Public Works and a major delivery enterprise, recently notified us that they would be utilizing our paint and body services commencing in January for their respective large fleet of vehicles.  We believe that this new business should improve our fleet and truck center’s financial performance during the ensuing twelve months.

The process to seek strategic alternatives through the assistance of our investment bankers, Ryan Beck & Co., continues and we will report any significant developments to you.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 116 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by the Company may be “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements which generally are not historic in nature.  All statements, which address operating performance, events, developments or strategies that the Company expects or anticipates in the future, are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome as a result of the Company’s retention of an investment banking firm is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Quarter Ended October 31,		For The Six Months Ended October 31,
	2003	2002	2003	2002

Net Sales	$12,860,000	$12,755,000	$26,114,000	$25,825,000
Operating Loss	(282,000)	(386,000)	(8,000)	(632,000)
Gain on Sales of Real Property	—	1,501,000	—	1,501,000
Interest Expense, net	(198,000)	(125,000)	(281,000)	(233,000)
Income (Loss) Before Tax	(480,000)	990,000	(289,000)	636,000
Tax Provision (Benefit)	(56,000)	226,000	17,000	241,000
Net Income (Loss)	$(424,000)	$764,000	$(306,000)	$395,000
Basic Earnings (Loss) Per Share	$(0.10)	$0.17	$(0.07)	$0.09
Diluted Earnings (Loss) Per Share	$(0.10)	$0.17	$(0.07)	$0.09
Weighted Average Shares Outstanding — Basic	4,380,000	4,375,000	4,380,000	4,371,000
Weighted Average Shares Outstanding — Diluted	4,380,000	4,384,000	4,380,000	4,382,000